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         DESCRIPTION OF DIRECTOR COMPENSATION ARRANGEMENTS         EXHIBIT 10.15

Compensation of Directors who are Employees of the Company

Employees of TJX are not paid for their service as a director.

Compensation of Non-Employee Directors

On December 6, 2005, the Board of Directors of TJX adopted the following compensation arrangements for non-employee directors beginning in the fiscal year ending in 2007:

-     Annual retainer of $40,000 for each director.

-     Annual retainer of $10,000 for each Committee chair.

-     Fee of $1,500 for each Board meeting attended.

- Fee of $2,000 for each Committee meeting attended as a Committee member or $2,500 for each Committee meeting attended as Committee Chairperson.

-     Additional annual retainer of $70,000 for the Lead Director.

-     No annual stock option grant.

- Two annual deferred share awards, each representing shares of TJX common stock valued at $50,000. One award vests immediately and is payable with accumulated dividends in stock at the earlier of separation from service as a director or change of control. The second award vests based on service as a director until the annual meeting next following the award and is payable with accumulated dividends in stock at the same time as the first award, or, if an irrevocable advance election is made, upon vesting.

- Reimbursement for customary expenses for attending Board and committee meetings.


The Executive Committee is excluded from the above committee-specific compensation. Directors may participate in TJX's General Deferred Compensation Plan. TJX does not provide retirement benefits or insurance for non-employee directors. The Stock Incentive Plan was amended to eliminate the annual director option grant and to provide for the deferred share grants described above.

The Lead Director will receive a one-time payment of $35,000, payable February 1, 2006 in recognition of his services in connection with the CEO transition.

The Corporate Governance Principles were amended to provide that each non-employee director's equity ownership should grow over five years to, and be maintained at, a minimum of $200,000 (including shares owned directly and vested deferred shares but excluding unexercised options).